Exhibit 99.1

Athenex Announces Pipeline Expansion Initiatives in Conjunction with a Strategic Investment of $100 million by Perceptive Advisors

•	Collaboration with Xiangxue Pharmaceutical Expands Portfolio in to TCR-T Immunotherapy

•	In-Licensing of a Biologic Product from Avalon BioMedical Management

BUFFALO, N.Y., July 01, 2018 (GLOBE NEWSWIRE) — Athenex, Inc. (NASDAQ:ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer and related conditions, today announced that it has entered into the following agreements:

•	Establishment of a joint venture with Xiangxue Life Sciences, a wholly-owned subsidiary of Guangzhou Xiangxue Pharmaceutical Co., Ltd. (Xiangxue Pharmaceutical), for the research, development and commercialization of T-cell receptor-engineered T cells (TCR-T), a cancer immunotherapy technology, based on the novel approach on high-affinity TCR developed by Xiangxue Life Sciences;

•	In-licensing of worldwide rights to a pegylated genetically modified human arginase from Avalon PolyTom (HK) Limited (PolyTom), a subsidiary of Avalon Biomedical Management Limited; and

•	A strategic investment of US$100 million from Perceptive Advisors, an institution dedicated to supporting the most promising technologies in healthcare.

Expansion into TCR-T Immunotherapy

Xiangxue Life Sciences is a wholly-owned subsidiary of Xiangxue Pharmaceutical, a long term partner of Athenex for the development of KX-02 for glioblastoma multiforme in China. Xiangxue Life Sciences is a Chinese biopharmaceutical company focused on TCR-based therapies for cancer and has developed a new generation TCR-T, named HATac, which consists of the expression of high binding affinity soluble T-cell receptors on the engineered T-cells to target HLA-antigenic peptide complex on certain types of cancer cells. Early clinical studies in China demonstrated a good safety profile in patients.

Axis Therapeutics Limited, a new joint venture to be established and owned initially as 55% by Athenex and 45% by Xiangxue Life Sciences, has in-licensed the worldwide (excluding mainland China) rights of all the intellectual properties and know-how of the TCR-T immunotherapy technology from Xiangxue Life Sciences, subject to certain closing conditions and approvals. Pursuant to the terms of the license agreement and shareholders agreement, Athenex will issue US$5 million worth of Athenex common stock to Xiangxue Life Sciences as an upfront payment and Athenex will contribute US$30 million in cash to the joint venture. Axis Therapeutics will also pay various clinical and regulatory milestones of up to US$110 million to Xiangxue Life Sciences. Xiangxue Life Sciences will retain the mainland China rights to the technology and there will be royalties on net income payable to Axis Therapeutics upon successful commercialization in mainland China. Additional new TCR-T technologies developed by Axis will also be partnered with Xiangxue Pharmaceutical in the future for the mainland China rights.

Expansion into Biologics for Oncology

Athenex has strategically in-licensed a pegylated genetically modified human arginase, or Pegtomarginase, which was initially developed by the Hong Kong Polytechnic University and subsequently licensed to PolyTom. Through extensive research, a single isomer of pegylated genetically modified human arginase with a favorable pharmacokinetic and potency profile was identified and preclinical work demonstrated that the molecule represents a promising clinical candidate. The anti-cancer mechanism of this biologic product lies in that some cancers do not express either ornithine transcarbamylase (OTC) and/or argininosuccinate synthetase (ASS), two enzymes critical for the synthesis of arginine in the urea cycle pathway. As cancer cells will not be able to synthesize arginine, they will have to depend on external supply of arginine for tumor survival and growth. This treatment approach shows specificity as the depletion of circulating arginine will starve such OTC-/ASS- deficient cancer cells, while normal cells can synthesize arginine intracellularly through urea cycle for their survival.

Strategic Investment by Perceptive Advisors

Perceptive Advisors, an investment manager with a deep history in supporting biotechnology companies, will provide a combination of equity and debt financing to support Athenex’s operations and continued development, including pipeline expansion initiatives. Perceptive Advisors will invest US$100 million in Athenex, comprised of US$50 million in equity and US$50 million in debt.

Dr. Johnson Lau, Chairman and CEO of Athenex, commented, “Given our confidence in our two Phase III programs in Oraxol for metastatic breast cancer and KX-01 ointment for actinic keratosis, we are delighted to have this opportunity to further expand our product pipeline. The additions of TCR-T based cancer immunotherapy in collaboration with our long term business partner, Xiangxue Pharmaceutical and its subsidiary Xiangxue Life Sciences, and of an anti-cancer biologic will further complement and enhance our Oncology Innovation Platform. We are particularly excited about the potential synergies that can be created between the new therapies and our existing pipeline. We have developed a business strategy to fully explore the potential of all these platforms. We are also grateful to have Perceptive Advisors as our financial partner.”

Mr. YongHui Wang, CEO of Xiangxue Life Sciences and Chairman and CEO of Xiangxue Pharmaceutical, said, “Athenex has been an excellent partner of ours, as evidenced by our successful KX-02 collaboration in China. We have witnessed the tremendous growth of Athenex and their effective execution in research and development as well as business expansion. We are a strong believer in the Athenex team and are delighted to form this new Joint Venture with Athenex to take the leadership in exploring a new and promising immunotherapy technology in the global scene. HATac is a breakthrough technology. The combination of this technology in conjunction with the Athenex pipeline and the business plan of Axis Therapeutics holds great promise for the treatment of solid tumors.”

Mr. Joseph Edelman, CEO and Portfolio Manager, Perceptive Advisors, added “TCR-engineered cellular therapy represents a potential paradigm shift in the treatment of solid tumors by working with a patient’s own immune system to target specific cancer peptides in the context of presentation by the patient’s HLAs. We are also excited about the metabolic treatment of cancer through the depletion of arginine, which could enable novel future therapies by selectively killing cancer cells through starvation. These two new additions, coupled with the exciting existing clinical pipeline provide an opportunity for synergy creation across Athenex’s business. We are excited to have this strong oncology product pipeline in the hands of a proven management team that has consistently demonstrated an ability to deliver in both clinical studies and commercialization execution. We look forward to continuing our support for their initiatives going forward.”

Mr. Sam Chawla, Portfolio Manager, Perceptive Advisors, stated, “We are impressed by Athenex’s robust clinical stage product pipeline and its unique business model. The management team has continually demonstrated strong execution capabilities, as evidenced by the clinical development timelines for its two lead Phase III assets and the rapid build-out of its commercial platform to support the future launch of Athenex’s proprietary products. Athenex has also been successful in securing non-dilutive government funding in the U.S. and Asia to build manufacturing facilities. We are excited to have the opportunity to partner with Athenex to enable the continued growth and expansion strategies of the Company.”

As an oncology focused biopharmaceutical company, Athenex has a pipeline of seven clinical stage products, two of which are in Phase III clinical studies. Oraxol, a novel oral formulation of paclitaxel combined with a novel oral non-absorbable P-glycoprotein inhibitor, has completed the recruitment of 180 patients for the second interim analysis to be conducted in the third quarter of 2018 of a Phase III clinical trial for metastatic breast cancer. KX-01 ointment for the treatment of actinic keratosis has already completed recruitment for two Phase III clinical studies.

Laidlaw & Company (UK) LTD served as the sole placement agent to Athenex in relation to the strategic investment by Perceptive Advisors.

Conference Call and Webcast Information:

The Company will host a conference call to discuss the transaction today, July 2, 2018, at 8:30 a.m. eastern time. To participate in the call, dial (855) 227-0567 (domestic) or (612) 979-9912 (international) fifteen minutes before the conference call begins and reference the conference passcode 9794249. A replay will be available approximately one hour after the recording through Monday, July 9, 2018 and can be accessed by dialing (855) 859-2056. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, located at www.athenex.com. An archive will be available at this website until August 2, 2018.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage bioharmaceutical company dedicated to becoming a leader in the discovery and development of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. Athenex’s Oncology Innovation Platform generates clinical candidates through an extensive understanding of kinases, including novel binding sites and human absorption biology, as well as through the application of Athenex’s proprietary research and selection processes in the lab. The Company’s current clinical pipeline is derived from two different platform technologies Athenex calls Orascovery and Src Kinase Inhibition. The Orascovery platform is based on the novel oral P-glycoprotein pump inhibitor molecule HM30181A, through which Athenex is able to facilitate oral absorption of traditional cytotoxics, which Athenex believes may offer improved patient tolerability and efficacy as compared to IV administration of the same cytotoxics. The Orascovery platform was developed by Hanmi Pharmaceuticals and licensed exclusively to Athenex for all major worldwide territories except Korea, which is retained by Hanmi. The Src Kinase Inhibition platform refers to novel small molecule compounds that have multiple mechanisms of action, including the inhibition of the activity of Src Kinase and the inhibition of tubulin polymerization during cell division. Athenex believes the combination of these mechanisms of action provides a broader range of anti-cancer activity as compared to either mechanism of action alone. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan and multiple locations in Chongqing, China. For more information about Athenex, visit www.athenex.com

About Guangzhou Xiangxue Pharmaceutical Co., Ltd. (XPH)

Founded in 1997 and is located in Guangzhou Science City, Guangzhou Economic & Technical Development District (GETDD), which is part of the core area of Guangdong, Hong Kong and Macao, or the Greater Bay Area. XPH is a high-tech enterprise integrating manufacturing, operation and R&D of products including pharmaceuticals, biological medicine, functional food, Chinese medicines and medical devices. XPH is recognized as one of pharmaceutical enterprises with most development potential in the industry in China and was listed in Shenzhen Stock Exchange in 2010 (stock code: 300147). XPH has directed its attention to leading biomedical technologies since 2012. XPH has built an international cooperative innovation system focusing on focused scientific research led by talent teams to introduce new medical innovative technologies. One important focus is on clinical immunotherapy development using the cutting-edge technologies involving high affinity specific T-cell receptor (TCR). Xiangxue Life Sciences (XLifeSc) is a wholly-owned subsidiary of Xiangxue Pharmaceutical, focused on TCR-based therapies for cancer and has developed a new generation TCR-T, named TAEST (TCR affinity enhanced specific T-cell-therapy), consisting of the expression of affinity enhanced T-cell receptors on the engineered T-cells to target HLA-antigenic peptide complex on certain types of cancer cells. Early clinical studies in China demonstrated a good safety profile in patients. For more information about XPH, visit www.xphcn.com

About Perceptive Advisors

Founded in 1999 and based in New York, NY, Perceptive Advisors is an investment management firm focused on supporting the progress of the life sciences industry by identifying opportunities and directing financial resources to the most promising technologies in healthcare. For more information about Perceptive, visit www.perceptivelife.com

Forward-Looking Statement Disclaimer/Safe Harbor Statement

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the development stage of our primary clinical candidates and related risks involved in drug development, clinical trials, regulation, manufacturing and commercialization; our reliance on third parties, including Almirall for success in certain areas of Athenex’s business; need to raise additional capital; competition; intellectual property risks; risks relating to doing business in China; and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the

Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. We assume no obligation and do not intend to update these forward-looking statements, except as required by law.

CONTACTS:

Investor Relations:

Tim McCarthy

Managing Director, LifeSci Advisors, LLC

Tel: +1 212-915-2564

Jim Polson

Managing Director, FTI Consulting

Tel: +1 716-427-2952

Athenex, Inc.:

Randoll Sze

Email: randollsze@athenex.com

Jacqueline Li

Email: jacquelineli@athenex.com